                            REGISTRATION NO. 33-64449

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                               AMENDMENT NO. 2 TO
                                   FORM S-3/A

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       UNITED ASSET MANAGEMENT CORPORATION
                       -----------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                                    --------
         (State or other jurisdiction of incorporation or organization)

                                   04-2714625
                                   ----------
                      (I.R.S. Employer Identification No.)

                             One International Place
                          Boston, Massachusetts  02110
                                 (617) 330-8900
                                 --------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                    William H. Park, Executive Vice President
                       United Asset Management Corporation
                             One International Place
                          Boston, Massachusetts  02110
                                 (617) 330-8900
                                 --------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                             Joseph R. Ramrath, Esq.
                    Hill & Barlow, a Professional Corporation
                             One International Place
                        Boston, Massachusetts  02110-2607
                                 (617) 428-3000

 Approximate date of commencement of proposed sale to the public: March 6, 1996

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.  [   ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                 CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------
Title of                                Proposed      Proposed
class of                                maximum       maximum
securities                              offering      aggregate        Amount of
to be                Amount to be       price per     offering         registration
registered           registered         unit *        price *          fee

Common Stock         166,376            $37.938       $6,311,972.69    $2,176.54
($.01 par value)

_____________________________________________________________________

* Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457 upon the basis of the average of the high and low prices of the registrant's Common Stock as reported in the consolidated reporting system of the New York Stock Exchange on January 8, 1996.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                                   PROSPECTUS

                       UNITED ASSET MANAGEMENT CORPORATION

                                166,376 Shares of
                                  Common Stock
                           (Par Value $.01 Per Share)

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     An aggregate maximum of 166,376 shares of Common Stock being offered hereby (the "Shares") will be sold by United Asset Management Corporation
(the "Company") from time to time on exercise by Allen & Company Incorporated acting as underwriter ("Allen") of certain warrants (the "Warrants") previously acquired by Allen from the original holders of the Warrants (the "Warrantholders") in private transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").

     The Underwriter will acquire the Shares from the Company upon exercise of Warrants to purchase shares of the Company's Common Stock at prices ranging from $16.222 to $16.499 per share held by the Warrantholders. The Company will receive all of the proceeds from the exercise of the Warrants by Allen. The Company will not receive any of the proceeds from either the sale of the Warrants to Allen or the sale of the Shares by Allen. The Warrants were originally issued to Warrantholders in connection with the Company's acquisition of investment advisory firms owned by such Warrantholders ("Affiliated Firms").

     The Common Stock of the Company is quoted on the New York Stock Exchange under the symbol "UAM". The last price of the Company's Common Stock as reported by the New York Stock Exchange on February 29, 1996 was $42.75 per share.

     The Underwriter has advised the Company (1) that it proposes, from time to time, to offer for sale and sell or to distribute the Shares to be offered by it hereby (a) in regular brokerage transactions executed on the New York Stock Exchange; (b) in negotiated transactions; or (c) through other means; (2) that sales in negotiated transactions will be effected at such prices as may be obtainable and as may be satisfactory to Allen; and (3) that no sales or distributions other than as described in (1)(a) and (1)(b) above will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. Under the provisions of the Securities Act, Allen &

Company Incorporated is acting as an "underwriter" in connection with the Shares offered hereby. In certain cases, brokers executing sales orders on behalf of Allen and dealers purchasing Shares from Allen for resale may also be deemed to be "underwriters" as that term is defined in Section 2(11) of the Securities Act. The Company has entered into an indemnification agreement with Allen. See section entitled "Underwriting."

     It is intended that Allen will purchase Warrants at a price that will result in compensation to Allen equivalent to customary brokerage commissions. The expense of such commissions will be borne by the Warrantholders. Other expenses, estimated at $10,000, will be borne by the Company.

     The Underwriter is under no obligation to purchase any of the Warrants from the Warrantholders, to exercise any Warrants following purchase or to sell any Shares following exercise of the Warrants. It is anticipated that, if Allen purchases any of the Warrants, Allen promptly will exercise such Warrants and sell the Shares received upon such exercise; there can be no assurance, however, that Allen will exercise the Warrants or sell the Shares as contemplated.



                The date of this Prospectus is March     , 1996.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement, including exhibits and schedules thereto, as well as the Company's Exchange Act filings and proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C., at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain of its Regional Offices, as follows:

New York Regional Office                   Chicago Regional Office
75 Park Place                              500 West Madison Street,
14th Floor                                 Suite 1400
New York, New York 10007                   Chicago, Illinois 60604

Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549.

     The Common Stock of the Company is listed on the New York Stock Exchange. Reports, proxy and information statements, and other information concerning the Company can be inspected at such exchange.

                      _____________________________________

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the Commission (File No. 1-9215) and are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1994; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; (iii) the Company's Current Report on Form 8-K filed on December 1, 1994; (iv) the Company's Current Report on Form 8-K/A filed on March 2, 1995; and (v) the description of the Company's capital stock contained in the Company's Registration Statement under Section 12(b) of the Exchange Act on Form 8-A, filed on July 22, 1986, including any amendment or reports filed for the purpose of updating such description.

     All documents filed by the Company subsequent to the filing of the Registration Statement of which this Prospectus is a part, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus.

     The Company shall, upon written or oral request by a person, including any beneficial owner, to whom this Prospectus is delivered, provide without charge to such person a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such requests should be directed to United Asset Management Corporation, One International Place, Boston, Massachusetts 02110, Attn:
William H. Park, Executive Vice President and Chief Financial Officer (telephone 617/330-8900).

                                   THE COMPANY


     The Company is a holding company organized in December 1980 to acquire and to own firms engaged primarily in institutional investment management. The Company's principal executive offices are located at One International Place, Boston, Massachusetts 02110, and its telephone number is (617) 330-8900. As of the date of this Prospectus, the Company has 45 subsidiaries (the "Affiliated Firms"), which serve as managers of investment portfolios for corporate, public and union pension funds and profit sharing plans, endowments, foundations and, to a lesser extent, individuals and other investors, including several investment companies.

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 166,376 shares of Common Stock offered by the Company hereby, assuming the exercise of all of the Warrants by Allen and after deducting estimated offering expenses payable by the Company, are estimated to be approximately $2,733,720. The Company expects to use the net proceeds for working capital and other general corporate purposes.

                               THE WARRANTHOLDERS

     On January 8, 1996, there were 29,991,131 shares of the Company's Common Stock issued and outstanding. The following table sets forth certain information, as of January 8, 1996, regarding ownership of the Company's Common Stock (including shares issuable upon exercise of the Warrants and upon exercise of stock options exercisable within sixty (60) days of the date hereof) by each Warrantholder. Each Warrantholder is an officer, former officer, or trust created by such an officer of an Affiliated Firm. The number of shares that may be offered pursuant to this Prospectus by Allen after purchase of a Warrant is equal to the number of shares issuable upon exercise of such Warrant. The number of shares and percentage owned after the offering assumes the sale of all of the shares issuable upon exercise of the Warrantholder's Warrants. Such sales are voluntary on the part of the Warrantholder and may or may not be consummated.


                                                 Number                Number              Number             Percentage
                                                 of Shares             of Shares           of Shares          Owned
                                                 Owned                 Potentially         Owned              After
Warrantholder's Name and Address                 Before Offering       Offered             After Offering     Offering
--------------------------------                 ---------------       --------            --------------     ----------
Phillip E. Arnold                                  95,326                4,760               90,566             *
c/o  Fiduciary  Management
Associates, Inc.
55 West Monroe Street, Suite 2550
Chicago, IL  60603

J. Michael Flinn                                  106,464               50,557               55,907             *
c/o Sirach Capital Management, Inc.
600 University Street
3323 One Union Square
Seattle, WA  9810

George B. Kauffman                                 72,028               15,000               57,028             *
c/o Sirach Capital Management, Inc.
600 University Street
3323 One Union Square
Seattle, WA  98101

William B. Sanders                                 70,573               50,557               20,016             *
c/o Sirach Capital Management, Inc.
600 University Street
3323 One Union Square
Seattle, WA  98101

Boyd E. Sharp, Jr.                                 40,462               30,502                9,960             *
c/o Sirach Capital Management, Inc.
600 University Street
3323 One Union Square
Seattle, WA  98101

Boyd E. Sharp, Jr. Charitable                      15,000               15,000                    0
Remainder Unitrust
c/o Sirach Capital Management, Inc.
600 University Street
3323 One Union Square
Seattle, WA  98101

*Less than one (1) percent

The Warrants were originally issued to the Warrantholders in connection with the acquisition by the Company of Affiliated Firms more than three years prior to the date of this Prospectus. At that time, the Warrantholders also received subordinated notes of the

Company in principal amounts equal to the aggregate exercise price under the applicable Warrant. Under the terms of the Warrant, such notes may be surrendered in payment of such exercise price. Warrantholders may at any time so exercise the Warrants and sell the shares issued on exercise of such Warrants in transactions exempt from the registration requirement of the Securities Act pursuant to Rule 144 (k) promulgated under such act.

                                  UNDERWRITING

     The Underwriter is a registered broker-dealer with offices located at 711 Fifth Avenue, New York, New York 10022. The Shares being offered hereby will be acquired by Allen upon exercise of the Warrants. The Underwriter will acquire the Warrants from Warrantholders in private transactions exempt from the registration requirements of the Securities Act. The Underwriter is under no obligation to purchase any of the Warrants from the Warrantholders, to exercise any Warrants following purchase or to sell any Shares following exercise of the Warrants. It is anticipated that, if Allen purchases any of the Warrants, Allen promptly will exercise such Warrants and sell the Shares received upon such exercise; there can be no assurance, however, that Allen will exercise the Warrants or sell the Shares as contemplated.

     The Warrantholders acquired the Warrants from the Company at least three years prior to sale to Allen upon the Company's acquisition of an Affiliated Firm. None of the Warrantholders are "affiliates" of the Company as that term is defined in the Securities Act. This Registration Statement covers up to a maximum of 166,376 Shares of the Company's Common Stock to be acquired upon exercise of the Warrants by Allen. As of the date hereof, Allen is the beneficial owner of no Warrants. No Warrants are being offered to the public pursuant to this Registration Statement. As of the date hereof, Allen may be deemed to be the beneficial owner of an aggregate of 1,116,194 shares of the Company's Common Stock, par value $.01, held by it and entities affiliated with it. None of such shares are being offered hereby.

     The Company has entered into an agreement with Allen providing for indemnification by the Company of Allen and its officers, directors and control persons under certain circumstances, and reimbursement of out-of-pocket expenses including attorneys fees and expenses, incurred by Allen in connection with this offering. Compensation of Allen will consist only of the equivalent of customary brokerage commissions that would be received in connection with the sale of the Shares.

     Philip Scaturro, a Managing Director of Allen, is a director of the Company.

                                  LEGAL MATTERS

     The legality of the Shares offered by this Prospectus has been passed upon for the Company by Hill & Barlow, a Professional Corporation, One International Place, Boston,

Massachusetts 02110. John C. Vincent, Jr., a member of that firm, is the Secretary of the Company.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1994 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated December 1, 1994 have been so incorporated in reliance on the reports of Altschuler, Melvoin & Glasser LLP, Maginnis, Knechtel & McIntyre and Horsfall, Murphy & Pindroh, independent accountants, given on the authority of said firms as experts in auditing and accounting.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a reasonably itemized statement of all expenses, other than commissions, in connection with the issuance and distribution of the
Shares:



     SEC Registration Fee                             $ 2,176.54
     Cost of Printing                                 $ -
     Legal Fees and Expenses                          $ 5,000.00*
     Accounting Fees and Expenses                     $ 2,000.00*
     Miscellaneous                                    $   823.46*
                                                      ----------
                                     Total            $10,000.00*
                                                      ----------
                                                      ----------

All of these expenses will be borne by the Company.


___________
*  Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware provides for indemnification of officers and directors subject to certain limitations. The general effect of such law is to empower a corporation to indemnify any of its officers and directors against certain expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with certain actions, suits or proceedings (threatened, pending or completed) if the person to be indemnified acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceedings, if he had no reasonable cause to believe his conduct was unlawful. The Company's by-laws provide that it shall indemnify its officers, directors, employees and agents to the extent permitted by law.

     The Company maintains insurance under which the insurers will reimburse the Company for amounts which it has paid to its directors, officers and certain other employees by way of indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities which are not reimbursed by the Company. The insurance is subject to certain limitations and exclusions. One of the Company's directors serves as such under the terms of an agreement with a corporation of which he is an officer. In so serving, he is covered by the officers and directors' liability insurance policy maintained by such corporation.

ITEM 16.  EXHIBITS.

     See Exhibit Index.

ITEM 17.  UNDERTAKINGS.

     A.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  EXHIBIT INDEX

     The following exhibits have heretofore been filed with the Commission and are incorporated herein by reference. Inapplicable items have been omitted.

Exhibit                                Title                                     Page
1         Agreement dated January 8, 1996 between the Company and Allen &
          Company Incorporated.

4.1       Restated Certificate of Incorporation of the Company, as amended
          (incorporated by reference to Exhibit 3.1 to the Company's
          Registration Statement on Form S-4, File No. 33-14565, as amended by Amendment No. 1, filed July 7, 1987.

4.2 By-Laws of the Company, as amended (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1,
          File No. 33-6874, filed August 22, 1986).

4.3       Specimen Certificate of Common Stock, $.01 par value, of the
          Company (incorporated by reference to Exhibit 4.1 to the Company's
          Registration Statement on Form S-1, File No. 33-6874, filed August 22,
          1986.

5         Opinion of Hill & Barlow, a Professional Corporation.

24.1 Consent of Hill & Barlow, a Professional Corporation (included in Exhibit 5).

24.2      Consent of Price Waterhouse LLP.

24.3      Consent of Altschuler, Melvoin and Glasser LLP

24.4      Consent of Maginnis, Knechtel & McIntyre

24.5      Consent of Horsfall, Murphy & Pindroh

25 Power of Attorney (included in original filing of this Registration Statement).

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on March 1, 1996.

                              UNITED ASSET MANAGEMENT
                              CORPORATION

                              (Registrant)



                              By:  /s/ William H. Park
                                   -------------------------------
                                   William H. Park, Executive
                                   Vice President and Chief
                                    Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                          Title                               Date
---------                          -----                               ----

          *                        President and Chief
--------------------------         Executive Officer,
Norton H.  Reamer                  Director                       March 1, 1996



/s/ William H. Park                Executive Vice President      March 1, 1996
--------------------------         and Chief Financial Officer
William H. Park                    (principal accounting
                                   officer)



                                   Director
--------------------------
Richard A. Englander




          *                        Director                        March 1, 1996
--------------------------
Robert J. Greenebaum


          *                        Director                        March 1, 1996
--------------------------
Charles E. Haldeman, Jr.

 *                                 Director                       March 1, 1996
--------------------------
Robert M. Kommerstad

                                   Director
--------------------------
M. Thomas Lardner

*                                  Director                       March 1, 1996
--------------------------
Jay O. Light

*                                  Director                       March 1, 1996
--------------------------
John F. McNamara


                                   Director
--------------------------
David I. Russell



*                                  Director                       March 1, 1996
---------------------------
Philip Scaturro



*                                  Director                       March 1, 1996
---------------------------
John A. Shane

                                   Director
--------------------------
Barbara S. Thomas




Date:  March 1, 1996



*By:    /s/ William H. Park
       ----------------------------------
        William H. Park, Attorney-in-fact